FORM 3
                    UNITED STATES
         SECURITIES AND EXCHANGE COMMISSION          _____________________
                WASHINGTON, D.C.  20549             |    OMB APPROVAL     |
                                                    |---------------------|
                 INITIAL STATEMENT OF               |OMB NUMBER: 3235-0104|
          BENEFICIAL OWNERSHIP OF SECURITIES        |EXPIRES:             |
                                                    |   SEPTEMBER 30, 1998|
      Filed pursuant to Section 16(a) of the        |ESTIMATED AVERAGE    |
        Securities Exchange Act of 1934,            |BURDEN HOURS         |
       Section 17(a) of the Public Utility          |PER RESPONSE..... 0.5|
         Holding Company Act of 1935                |_____________________|
      or Section 30(f) of the Investment
             Company Act of 1940

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1.  Name and Address of Reporting Person
      Bennett                       Dale                        R
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       (Last)                      (First)                    (Middle)

      c/o Classic Communications, Inc., 515 Congress Avenue, Suite 2626
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                                  (Street)

      Austin                        TX                          78701
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       (City)                      (State)                      (Zip)

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2.  Date of Event Requiring Statement (Month/Day/Year)
      August 18, 2000
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3.  I.R.S. Identification Number of Reporting Person, if an entity
    (voluntary)

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4.  Issuer Name and Ticker or Trading Symbol
      Classic Communications, Inc. (CLSC)
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5.  Relationship of Reporting Person(s) to Issuer (Check all applicable)
    (   ) Director
    (   ) 10% Owner
    ( X ) Officer (give title below)
    (   ) Other (specify title below)
            Chief Operating Officer
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6.  If Amendment, Date of Original (Month/Day/Year)

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7.  Individual or Joint/Group Filing (Check Applicable Line)
    _X_Form filed by One Reporting Person
    ___Form filed by More than One Reporting Person
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TABLE I - NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED
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|1. Title of Security|2. Amount of   |3. Ownership   |4. Nature of        |
|   (Instr. 4)       |   Securities  |   Form: Direct|   Indirect         |
|                    |   Beneficially|   (D) or      |   Beneficial       |
|                    |   Owned       |   Indirect (I)|   Ownership        |
|                    |   (Instr. 4)  |   (Instr. 5)  |   (Instr. 5)       |
|--------------------|---------------|---------------|--------------------|

Class A Voting                134,000 (1)             D
Common Stock
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TABLE II - DERIVATIVE SECURITIES BENEFICIALLY OWNED
          (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)
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1. Title of Derivative Security (Instr. 4)
(a) Option
(b) Option
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2. Date Exercisable and Expiration Date (Month/Day/Year)
          (a) (2)                                           4/24/2010
          (b) (2)                                           4/24/2010
         Date Exercisable                      Expiration Date
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3. Title and Amount of Securities Underlying Derivative Security (Instr. 4)
(a)  Class A Voting Common Stock                  200,000
(b)  Class A Voting Common Stock                            100,000
          Title                          Amount or Number of Shares
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4. Conversion or Exercise Price of Derivative Security
(a) $16.00
(b) $25.00
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5. Ownership Form of Derivative Security: Direct(D) or Indirect(I)
   (Instr. 5)
(a)  D
(b)  D
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6. Nature of Indirect Beneficial Ownership (Instr. 5)


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   EXPLANATION OF RESPONSES:

(1) 64,000 shares included in this total are restricted stock which were granted on 4/24/2000, and vest in 25% increments over each of the first four anniversaries of the grant.

(2) These options vest in 25% increments over each of the first four anniversaries of the grant.


            /s/ Dale R. Bennett                         9/08/2000

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   **  SIGNATURE OF REPORTING PERSON                      DATE


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   ** INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACTS CONSTITUTE FEDERAL CRIMINAL VIOLATIONS. SEE 18 U.S.C. 1001 AND 15 U.S.C. 78ff(a).


  NOTE: FILE THREE COPIES OF THIS FORM, ONE OF WHICH MUST BE MANUALLY SIGNED. IF SPACE IS INSUFFICIENT, SEE INSTRUCTION 6 FOR PROCEDURE.

  POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB NUMBER.
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